UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2022
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-41428	87-4340782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

434 W. Ascension Way	84123
6th Floor
Murray
Utah
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2022, the Board of Directors (the “Board”) of R1 RCM Inc. (the “Company”) increased the size of the Board to fifteen (15) members and appointed Brian Dean as a director of the Company, to serve until the Company’s 2023 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Pursuant to the Director Nomination Agreement between the Company and Sutter Health (“Sutter”) dated August 2, 2022 (the “Director Nomination Agreement”), and upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Mr. Dean was appointed to the Board as the “Sutter Designee” (as such term is defined in the Director Nomination Agreement). Except for the Director Nomination Agreement, Mr. Dean was not selected pursuant to any arrangement or understanding between him and any other person.

Mr. Dean is Senior Vice President and Chief Financial Officer of Sutter. In this role, Mr. Dean is responsible for the financial and strategic direction of Sutter, and oversees its accounting, financial reporting, treasury, managed care, shared services, investments, health plan, strategy, and business development. Mr. Dean joined Sutter in July 2020 from Memorial Hermann Health System (“Memorial Hermann”) in Texas, where he most recently served as that organization’s Executive Vice President, Chief Financial Officer and oversaw its academic affairs and long-standing partnership with McGovern Medical School at University of Texas Health Science Center. At Memorial Hermann, Mr. Dean was a key strategic partner in developing transformative business models to elevate the system’s capabilities around operational excellence, care delivery, and innovation, while balancing the need for cost containment and strategic growth. Mr. Dean is a member of the American College of Healthcare Executives and Healthcare Financial Management Association. Mr. Dean earned a bachelor’s degree and a master’s in public health in health administration from the University of Kentucky and an MBA from the University of Miami. The Company believes Mr. Dean’s proven leadership and extensive healthcare experience, as well as his experience in the areas of finance and financial accounting, qualify him to serve on the Board.

The Company has entered into an indemnification agreement with Mr. Dean in the form that the Company has entered into with its other directors, which provides that the Company will indemnify Mr. Dean to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Dean, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

On July 5, 2022, the Company and Sutter entered into a Master Services Agreement, pursuant to which the Company provides its revenue cycle management service offering to hospitals affiliated with Sutter. Based on current assumptions, the Company estimates to generate approximately $13.5 million of revenue from hospitals affiliated with Sutter in 2022 under the agreement. Also on July 5, 2022, the Company acquired certain real property from an affiliate of Sutter for consideration of approximately $27 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R1 RCM INC.

Date: August 18, 2022

By: /s/ Rachel Wilson
Name: Rachel Wilson
Title: Chief Financial Officer